Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Other Third-Party Service Providers to the Funds,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 28, 2025, and each included in this Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 333-261613) of the Neuberger Berman ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 26, 2024, with respect to the financial statements and financial highlights of Neuberger Berman Short Duration Income ETF, Neuberger Berman Flexible Credit Income ETF, and Neuberger Berman Energy Transition & Infrastructure ETF (three of the series constituting Neuberger Berman ETF Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year or period ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated October 28, 2024, with respect to the financial statements and financial highlights of Neuberger Berman Energy Transition & Infrastructure ETF included in the Annual Report to Shareholders (Form N-CSR) for the period ended August 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2025